Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis contains forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in forward-looking statements. For additional information regarding forward-looking statements, see the section titled “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS” on page 1 of this Annual Report.

Basis of Presentation

The following is a discussion and analysis of the consolidated financial condition of Alabama National and results of operations as of the dates and for the periods indicated. All significant intercompany accounts and transactions have been eliminated. The accounting and reporting policies of Alabama National conform with accounting principles generally accepted in the United States of America and with general financial service industry practices.

The historical consolidated financial statements of Alabama National and the “FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA” are derived from the historical Consolidated Financial Statements of Alabama National. This discussion should be read in conjunction with the Consolidated Financial Statements and selected consolidated financial data and the other financial information included herein.

Many of the comparisons of financial data from period to period presented in the following discussion have been rounded from actual values reported in the financial statements. The percentage changes presented herein are based on a comparison of the actual values recorded in the financial statements, not the rounded values.

On April 11, 2007, Alabama National announced the signing of a definitive agreement for the sale of substantially all of the assets of ANB Insurance Services, Inc. to an unrelated third party. The sale transaction closed on May 1, 2007 and Alabama National recorded a pre-tax gain of $1.5 million related to the sale. Accordingly, the results of operations of the insurance services division for the periods presented herein have been reported separately as a discontinued operation. The assets and liabilities associated with ANB Insurance Services, Inc. have been segregated from continuing operations and presented as assets and liabilities to be disposed of in the consolidated statements of financial condition included herein.

Executive Summary

The purpose of this section is to provide a brief summary overview of 2006. Additional detail about the income statement and balance sheet is provided in the pages following this summary.

Income Statement

Alabama National reported $79.8 million in 2006 net income, a 19.7% increase from 2005, with diluted earnings per share growing 9.1% from $3.82 in 2005 to $4.17 in 2006. Alabama National reported $79.5 million in 2006 net income from continuing operations, a 19.6% increase from 2005. Alabama National has two components of revenue—net interest income and noninterest income. The primary reasons for increased net income in 2006 are the increase in net interest income and the income produced by two additional banks acquired during 2006, Florida Choice Bank and The Peachtree Bank. Strong loan growth during 2006 generated much of the increased net interest income, offset slightly by a decrease in the net interest margin.

Net interest income grew 17.1% to $234.1 million in 2006. The Company experienced a reduction in its net interest spread and in its net interest margin during 2006 of 0.21% and 0.06%, respectively. Alabama National experienced some margin compression beginning in the second quarter of 2006, with a flat to inverted yield curve negatively impacting its lending and investing margin. As short term rates rose without a corresponding increase in long term rates, the spread between the rate earned on loans, investments, and other earning assets and the rate paid on deposits and other interest-bearing liabilities contracted. Alabama National’s loan portfolio (excluding loans held for sale) grew by $1.31 billion, or 31.7%, during 2006. A significant portion of this growth was attributable to the two banks that the Company acquired during the year. Because loans are typically the Company’s highest yielding asset, this loan growth aided net interest income growth.

Noninterest income in 2006 increased by $6.0 million, or 8.9%, from 2005 levels. This category of income includes residential and commercial mortgage banking, wealth management services, investment services, and service charges and other fees associated with traditional retail and commercial banking. The increase in noninterest income was led by wealth management (increase of $2.7 million, or 14.0%), commercial mortgage banking income ($1.8 million increase, or 334.5%), and bank-owned life insurance ($0.8 million increase, or 25.8%). The largest increase in noninterest income was in the “other noninterest income” category, which includes debit and credit card income, letter of credit fees, gains on early extinguishment of borrowings, ATM fees and other types of noninterest income. Areas of declining noninterest income included service charges (down 2.7%, or $0.4 million) and residential mortgage gains on sale ($1.5 million decrease, or 12.2%). The wealth management division continues to experience growth in numbers of customers and client assets, both of which generally lead to increased revenue. The Company entered the commercial mortgage banking business in September 2005, so the 2006 increase in this area was primarily due to 2006 being the first full year of results for this business. In the other noninterest income area, credit and debit card income continues to grow from an increase in customers as well as increased use by existing customers. Residential mortgage activity declined in 2006 from prior year levels due to a general reduction in residential housing activity in the Company’s markets.

On the expense side, Alabama National’s noninterest expenses grew $22.4 million, or 14.1%, during 2006 as compared with 2005. The largest increase in noninterest expense was in salaries and employee benefits, which grew $11.2 million, or 13.5%. Occupancy and equipment expense grew by $2.9 million, or 16.6%. Increases in both of these areas are partially attributable to the Company’s growth and acquisitions, as new banks and new locations lead to increased staffing and occupancy expenses. The Company’s performance-based incentive compensation expense shrank in 2006, somewhat offsetting the increase in salary and employee benefits. Other operating expenses, which category includes such expenses as advertising, supplies and printing, and communication expenses, increased $4.2 million, or 11.9%, during 2006 as compared with 2005. Commission-based compensation expenses increased $2.5 million (16.2%) due to the increase in commission-based revenue.

Balance Sheet

Alabama National’s total assets grew $1.74 billion, or 29.3%, during 2006. This growth was due to a combination of normal growth in the Company’s subsidiary banks as well as the acquisition of two banks, Florida Choice Bank and The Peachtree Bank, during 2006. Florida Choice Bank and The Peachtree Bank had assets of approximately $449.4 million and $578.9 million, respectively, at the time of their acquisition. The largest asset growth in 2006 was in loans, which grew $1.31 billion, or 31.7%, over 2005 levels. Securities also grew $130 million, or 11.4%. Deposits grew $1.22 billion (28.2%) during 2006.

Asset Quality

Alabama National reported 2006 net charge-offs of $0.9 million, or 0.02% of average loans and leases, down from 2005’s $1.4 million (0.04% of average loans and leases). Nonperforming assets at December 31, 2006 were

$11.7 million (0.21% of period end loans and leases and foreclosed property), up from $7.1 million (0.17% of period end loans and leases and foreclosed property) at year end 2005. Potential problem loans increased to $29.6 million at December 31, 2006 from $24.5 million at December 31, 2005. Alabama National’s provision for loan and lease losses declined from $7.6 million in 2005 to $5.4 million in 2006. This decrease was due largely to credit quality measures and the reduced losses during the year. As a result of loan growth, net charge-offs and the provision for loan and lease losses, Alabama National’s allowance for loan and lease losses as a percentage of period-end loans and leases declined to 1.25% at December 31, 2006 from 1.27% at December 31, 2005.

Selected Bank Financial Data

Alabama National’s success is dependent upon the financial performance of its subsidiary banks (the “Banks”). Alabama National, with input from the management of each Bank, establishes operating goals for each Bank. The following tables summarize selected financial information for 2006 and 2005 for each of the Banks. Florida Choice Bank was acquired in April 2006, and The Peachtree Bank was acquired in October 2006. Only the operating activity since the date of acquisition of each these acquired banks is included in Alabama National’s results of operations.

SELECTED BANK FINANCIAL DATA

(Amounts in thousands, except ratios)

	December 31, 2006
	Alabama Exchange Bank	Bank of Dadeville	First American Bank	First Gulf Bank, N.A.	Indian River National Bank	Public Bank	Georgia State Bank	Community Bank of Naples, N.A.	Millennium Bank	Cypress Coquina Bank	Florida Choice Bank	The Peachtree Bank
Summary of Operations:
Interest income	$4,297	$4,669	$188,183	$41,741	$46,856	$27,241	$26,686	$26,769	$10,775	$18,716	$30,196	$11,898
Interest expense	946	1,559	94,014	20,311	19,356	10,962	11,715	11,155	4,695	5,752	12,343	4,841
Net interest income	3,351	3,110	94,169	21,430	27,500	16,279	14,971	15,614	6,080	12,964	17,853	7,057
Provision for loan and lease losses	120	10	1,645	660	445	160	610	265	207	60	1,150	61
Noninterest income	797	837	57,252	5,724	4,929	2,574	3,908	1,743	950	1,128	908	347
Noninterest expense	2,359	1,687	96,813	15,530	17,554	8,340	9,546	7,099	4,529	6,443	9,370	2,516
Net income	1,157	1,681	35,605	7,006	9,632	6,477	5,776	6,226	1,415	4,737	5,204	3,017

Balance Sheet Highlights:
At Period-End:
Total assets	$80,516	$83,607	$2,998,259	$654,227	$797,738	$424,008	$408,920	$428,966	$189,990	$310,266	$536,358	$576,749
Securities	34,738	32,727	517,180	66,476	251,220	74,610	85,132	47,983	25,000	41,476	35,458	53,247
Loans and leases, net of unearned income	36,593	42,205	2,103,416	534,289	502,870	319,157	295,058	339,798	138,944	218,684	458,711	465,951
Allowance for loan and lease losses	819	625	25,947	6,488	6,116	3,889	3,622	4,248	1,688	2,668	6,217	5,919
Deposits	68,408	66,658	2,023,260	505,881	623,098	320,081	292,924	329,431	133,205	234,988	448,234	525,262
Short-term debt	5,000	5,000	44,000	15,000	7,530	25,000	5,000	23,000	7,500	—	9,000	—
Long-term debt	—	—	120,000	64,000	77,161	17,000	30,000	22,000	—	—	8,817	—
Stockholders’ equity	6,329	5,870	241,802	48,019	59,288	34,755	32,658	35,240	28,746	50,001	55,783	45,094

Performance Ratios:
Return on average assets	1.41%	2.06%	1.24%	1.13%	1.25%	1.60%	1.44%	1.58%	0.79%	1.55%	1.33%	2.04%
Return on average equity	18.13	28.09	14.45	15.79	15.00	19.46	18.47	18.89	4.97	9.69	13.47	33.10
Net interest margin	4.44	4.12	3.53	3.71	3.73	4.29	4.02	4.22	3.89	5.01	4.92	4.96

Capital and Liquidity Ratios:
Average equity to average assets	7.79%	7.33%	8.59%	7.15%	8.31%	8.23%	7.79%	8.36%	15.83%	15.97%	9.90%	6.17%
Leverage (4.00% required minimum)	8.02	7.31	7.84	7.58	7.36	8.52	7.79	8.59	7.51	9.58	9.21	7.46
Risk-based capital
Tier 1 (4.00% required minimum)	16.41	13.79	10.07	9.10	10.60	10.52	10.47	10.53	9.36	10.74	9.28	8.17
Total (8.00% required minimum)	17.67	15.04	11.21	10.30	11.72	11.66	11.62	11.78	10.58	11.80	10.48	9.32
Average loans and leases to average deposits	77.43	78.67	123.92	118.27	108.22	113.67	112.77	134.34	123.06	106.91	121.20	98.81

SELECTED BANK FINANCIAL DATA

(Amounts in thousands, except ratios)

	December 31, 2005
	Alabama Exchange Bank	Bank of Dadeville	First American Bank	First Gulf Bank, N.A.	Indian River National Bank	Public Bank	Georgia State Bank	Community Bank of Naples, N.A.	Millennium Bank	Cypress Coquina Bank
Summary of Operations:
Interest income	$4,143	$4,248	$147,806	$29,909	$38,640	$21,193	$21,179	$20,357	$8,348	$15,744
Interest expense	744	1,029	57,994	10,098	11,394	6,147	7,951	6,159	2,665	3,780
Net interest income	3,399	3,219	89,812	19,811	27,246	15,046	13,228	14,198	5,683	11,964
Provision for loan and lease losses	235	—	2,530	1,380	1,005	385	845	882	233	120
Noninterest income	805	777	50,890	5,863	4,948	3,038	3,708	1,736	1,260	1,104
Noninterest expense	2,322	1,690	86,393	13,721	17,625	8,229	8,758	6,268	4,434	6,206
Net income	1,116	1,677	34,517	6,736	9,051	5,933	4,898	5,446	1,405	4,208

Balance Sheet Highlights:
At Period-End:
Total assets	$82,612	$78,080	$2,779,982	$586,199	$752,914	$382,850	$379,005	$385,371	$168,682	$296,889
Securities	33,857	30,779	493,578	63,892	261,002	65,674	86,936	34,050	26,643	39,787
Loans and leases, net of unearned income	38,140	39,494	1,982,360	468,331	448,705	285,068	258,928	306,767	116,379	199,348
Allowance for loan and lease losses	712	656	24,947	5,826	5,694	3,718	3,239	3,991	1,454	2,578
Deposits	70,874	66,509	1,881,187	488,708	579,767	308,609	296,634	294,499	124,339	243,034
Short-term debt	—	—	14,000	5,000	5,700	5,000	—	5,000	—	—
Long-term debt	5,000	5,000	155,000	44,000	53,636	12,000	15,000	26,000	—	—
Stockholders’ equity	6,193	5,695	236,023	40,365	61,285	31,307	28,852	29,708	27,901	47,004

Performance Ratios:
Return on average assets	1.36%	2.12%	1.32%	1.25%	1.23%	1.63%	1.33%	1.56%	0.85%	1.38%
Return on average equity	17.38	27.89	15.07	17.96	15.23	19.77	17.73	20.60	5.12	9.20
Net interest margin	4.48	4.42	3.67	4.01	3.90	4.43	3.87	4.34	4.01	4.68

Capital and Liquidity Ratios:
Average equity to average assets	7.82%	7.60%	8.74%	6.98%	8.10%	8.23%	7.49%	7.56%	16.63%	15.03%
Leverage (4.00% required minimum)	7.62	7.70	8.15	7.27	7.98	8.51	7.56	7.97	7.78	8.30
Risk-based capital
Tier 1 (4.00% required minimum)	15.61	14.30	10.69	8.87	11.96	10.59	10.55	9.57	10.51	10.50
Total (8.00% required minimum)	16.86	15.55	11.88	10.11	13.10	11.81	11.71	10.82	11.76	11.64
Average loans and leases to average deposits	53.64	62.18	108.04	92.81	73.67	86.28	83.13	113.81	85.37	74.72

Critical Accounting Policies and Estimates

Alabama National’s accounting policies are critical to understanding the results of operations and financial position as reported in the consolidated financial statements. Significant accounting policies utilized by Alabama National are discussed in more detail in the notes to the Consolidated Financial Statements.

Some of the more complex technical accounting policies require management to make significant estimates and judgments that affect the valuation of reported assets and liabilities, including associated revenues, expenses, and disclosure. The following briefly describes the more complex policies involving a significant amount of judgments about valuation and the application of complex accounting standards and interpretations.

Allowance for Loan and Lease Losses

Alabama National records estimated probable inherent credit losses in the loan and lease portfolios as an allowance for loan and lease losses. The methodologies and assumptions for determining the adequacy of the overall allowance for loan and lease losses involve significant judgments to be made by management. Some of the more critical judgments supporting the amount of Alabama National’s allowance for loan and lease losses include judgments about: creditworthiness of borrowers, estimated value of underlying collateral, assumptions about cash flow, determination of loss factors for estimating credit losses, and the impact of current events, conditions, and other factors impacting the level of probable inherent losses. Under different conditions or using different assumptions, the actual amount of credit losses ultimately realized by Alabama National may be different than management’s estimates provided in the Consolidated Financial Statements.

For a more complete discussion of the methodology employed to calculate the allowance for loan and lease losses, see Note 1 to Alabama National’s Consolidated Financial Statements and “Provision and Allowance for Loan and Lease Losses” below.

Mergers and Acquisitions

Alabama National’s growth in business and profitability over the past several years has been enhanced significantly by mergers and acquisitions. Effective July 1, 2001, Alabama National adopted SFAS No. 141, “Business Combinations,” which allows only the use of the purchase method of accounting. For purchase acquisitions, Alabama National is required to record the assets acquired, including identified intangible assets, and liabilities assumed at their fair value, which in many instances involves estimates based on third party valuations, such as appraisals, or internal valuations based on discounted cash flow analyses or other valuation techniques. The determination of the useful lives of intangible assets is subjective as is the appropriate amortization period for such intangible assets. These estimates also include the establishment of various accruals and allowances based on planned facilities dispositions and employee severance considerations, among other acquisition-related items. In addition, purchase acquisitions typically result in recording goodwill, which is subject to ongoing periodic impairment tests based on the fair value of net assets acquired compared to the carrying value of goodwill.

Income Taxes

The calculation of Alabama National’s income tax provision is complex and requires the use of estimates and judgments in its determination. As part of Alabama National’s overall business strategy, management must consider tax laws and regulations that apply to the specific facts and circumstances under consideration. This analysis includes evaluating the amount and timing of the realization of income tax liabilities or benefits. Management closely monitors tax developments in order to evaluate the effect they may have on Alabama National’s overall tax position.

Pension and Other Postretirement Benefits

Alabama National offers various pension plans and postretirement benefit plans to employees. The calculation of obligations and related expenses under these plans requires the use of actuarial valuation methods and assumptions. Actuarial valuations and the determination of future market values of plan assets are subject to management judgment and may differ significantly if different assumptions are used. Please refer to Note 12 to Alabama National’s Consolidated Financial Statements for disclosures related to Alabama National’s benefit plans.

Stock-Based Compensation

Alabama National uses a fair value based method of accounting for stock based compensation costs. Compensation costs for stock-based compensation arrangements are measured at the grant date based on the fair value of the award and are recognized over the related service period. Accounting for stock-based compensation requires the use of an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk-free interest rate over the expected life of the option. Please refer to Note 13 to Alabama National’s Consolidated Financial Statements for disclosures related to Alabama National’s stock-based compensation awards.

Results of Continuing Operations

Year ended December 31, 2006, compared with year ended December 31, 2005

Alabama National’s net income from continuing operations increased by $13.0 million, or 19.5%, to $79.5 million for the year ended December 31, 2006, from $66.6 million for the year ended December 31, 2005. Net income from continuing operations per diluted share increased to $4.15 for the year ended December 31, 2006, as compared to $3.81 recorded for the year ended December 31, 2005. Return on average assets during 2006 and 2005 was 1.18% in each year, and return on average equity was 11.36% during 2006, compared with 12.11% during 2005.

Net interest income increased $34.3 million, or 17.1%, to $234.1 million in 2006, from $199.8 million in 2005, as interest income increased by $124.4 million and interest expense increased by $90.1 million. Contributing to this increase is strong growth in Alabama National’s earnings assets, particularly loans. During 2006, average earning assets grew $967.3 million, or 18.9%, to $6.09 billion for the year ended December 31, 2006. Average loans and leases experienced the most significant growth during 2006, increasing $941.6 million. The acquisitions of Florida Choice Bank and The Peachtree Bank contributed significantly to growth in average loans and earning assets. The 2006 acquisitions contributed $504.8 million and $452.1 million of the increase in average earning assets and average loans and leases, respectively. In addition to growth through acquisitions, Alabama National continues to have strong organic growth in loans due to continued strength in many of the economies in the markets served by Alabama National. In general, loans are Alabama National’s highest yielding earning asset, and management continues to emphasize steady loan growth. To support the asset growth, average interest-bearing liabilities increased $908.5 million, to $5.23 billion in 2006. Acquisitions during 2006 accounted for $421.0 million of this increase. All categories of average interest-bearing liabilities increased during 2006.

Alabama National’s net interest spread and net interest margin were 3.34% and 3.84%, respectively, in 2006, compared to 3.54% and 3.90%, respectively, in 2005. The net interest margin for 2006 was lower due to the impact of the current interest rate environment. The flattening of the interest rate yield curve (reduction in the spread between short and long term interest rates) has led to an increase in the cost of deposits and other liabilities exceeding the increase in the yield on loans and other earning assets. The yield earned on loans and leases increased 116 basis points in 2006 to 7.83%, while rates paid on interest bearing liabilities has increased by 129 basis points to 3.82%. In addition to rate increases by the Federal Reserve, general competitive deposit pricing in the markets served by Alabama National has increased deposit costs. See “Net Interest Income” below.

Alabama National recorded a provision for loan and lease losses of $5.4 million during 2006, compared to $7.6 million in 2005. Management believes that both loan loss experience and asset quality indicate that the allowance for loan losses is maintained at an adequate level, although there can be no assurance that economic factors will not require future adjustments to the allowance. Alabama National’s allowance for loan and lease losses as a percentage of period-end loans and leases (excluding loans held for sale) was 1.25% at December 31, 2006, compared with 1.27% at December 31, 2005. The allowance for loan and lease losses as a percentage of period-end nonperforming assets was 582.75% at December 31, 2006, compared with 747.14% at December 31, 2005. Alabama National experienced net charge-offs of $0.9 million in 2006, equating to a ratio of net charge-offs to average loans and leases of 0.02%, compared with net charge-offs of $1.4 million in 2005, equating to a ratio of net charge-offs to average loans and leases of 0.04%. See “Provision and Allowance for Loan and Lease Losses” below.

Noninterest income, including net securities gains and losses, increased $6.0 million, or 8.9%, to $74.2 million in 2006, compared with $68.2 million in 2005. Total revenue for the investment services division increased $81 thousand, or 1.9%, to $4.3 million in 2006, from $4.2 million in 2005. Service charges on deposit accounts decreased by $0.4 million, or 2.7%, to $15.9 million in 2006, from $16.3 million in 2005. Total revenue from the retail mortgage division decreased $1.5 million, or 12.2%, to $11.0 million in 2006, from $12.5 million in 2005. The wealth management division experienced a revenue increase of $2.7 million, or 14.0%, to $21.9 million in 2006, from $19.2 million in 2005. Earnings on bank owned life insurance totaled $3.6 million in 2006, compared with $2.9 million in 2005, and other noninterest income increased $4.1 million to $16.5 million in 2006. Noninterest expense increased $22.4 million, or 14.1%, to $181.6 million in 2006, compared with $159.1 million during 2005. For a detailed discussion of these income and expense categories, see “Noninterest Income and Expense” below.

Because of an increase in pre-tax income, income tax expense was $41.8 million for 2006, compared to $34.7 million for 2005. The effective tax rate for 2006 was 34.5%, compared to 34.3% for 2005. These effective tax rates are affected by items of income and expense that are not subject to federal or state taxation. The effective rate in 2006 is higher than 2005 due to higher pre-tax income without a corresponding increase in income items not subject to federal or state taxation.

Year ended December 31, 2005, compared with year ended December 31, 2004

Alabama National’s net income from continuing operations increased by $11.9 million, or 21.9%, to $66.6 million for the year ended December 31, 2005, from $54.6 million for the year ended December 31, 2004. Net income from continuing operations per diluted share increased to $3.81 for the year ended December 31, 2005, as compared to $3.39 recorded for the year ended December 31, 2004. Return on average assets during 2005 was 1.18%, compared with 1.13% during 2004, and return on average equity was 12.11% during 2005, compared with 12.15% during 2004.

Net interest income increased $36.6 million, or 22.4%, to $199.8 million in 2005, from $163.3 million in 2004, as interest income increased $80.1 million and interest expense increased $43.5 million. Contributing to this increase was strong growth in Alabama National’s earnings assets, particularly loans. During 2005, average earning assets grew $724.9 million, or 16.5%, to $5.13 billion for the year ended December 31, 2005. Average loans and leases experienced the most significant growth during 2005 increasing $654.0 million. Alabama National had strong organic growth in loans in 2005 due to continued strength in many of the economies in the markets served by Alabama National. To support the asset growth, average interest-bearing liabilities increased $545.6 million, to $4.32 billion in 2005. All categories of average interest-bearing liabilities increased during 2005, except for long-term debt.

Alabama National’s net interest spread and net interest margin were 3.54% and 3.90%, respectively, in 2005, compared to 3.49% and 3.71%, respectively, in 2004. The net interest margin for 2005 was higher due to the impact of the recent interest rate increases by the Federal Reserve. These increases increased the yield substantially on Alabama National’s loans and leases. The yield earned on loans and leases increased 93 basis points in 2005 to 6.67%. The Federal Reserve rate increases also increased the rate paid on deposits in 2005. Overall interest cost on interest bearing liabilities increased 78 basis points to 2.53% in 2005 from 1.75% during 2004. Generally deposits, and specifically time deposits, did not reprice as quickly as variable rate loans and led to an increase in Alabama National’s net interest margin during 2005. See “Net Interest Income” below.

Alabama National recorded a provision for loan and lease losses of $7.6 million during 2005, compared to $4.9 million in 2004. Management believes that both loan loss experience and asset quality indicate that the allowance for loan losses was maintained at an adequate levels for those periods, although there can be no assurance that economic factors will not require future adjustments to the allowance. Alabama National’s allowance for loan and lease losses as a percentage of period-end loans and leases (excluding loans held for sale) was 1.27% at December 31, 2005, compared with 1.33% at December 31, 2004. The allowance for loan and lease losses as a percentage of period-end nonperforming assets was 747.14% at December 31, 2005, compared with 484.14% at December 31, 2004. Alabama National experienced net charge-offs of $1.4 million in 2005, equating to a ratio of net charge-offs to average loans and leases of 0.04%, compared with net charge-offs of $1.8 million in 2004, equating to a ratio of net charge-offs to average loans and leases of 0.06%. See “Provision and Allowance for Loan and Lease Losses” below.

Noninterest income, including net securities gains and losses, decreased $0.9 million, or 1.3%, to $68.2 million in 2005, compared with $69.1 million in 2004. Total revenue for the investment services division decreased $7.4 million, or 63.9%, to $4.2 million in 2005, from $11.7 million in 2004. Service charges on deposit accounts decreased by $0.8 million, or 4.6%, to $16.3 million in 2005, from $17.1 million in 2004. Total revenue from the mortgage division increased $1.0 million, or 8.3%, to $12.5 million in 2005, from $11.6 million in 2004. The securities brokerage and trust division experienced a revenue increase of $2.4 million, or 14.0%, to $19.2 million in 2005, from $16.9 million in 2004. Earnings on bank owned life insurance totaled $2.9 million in 2005, compared with $2.7 million in 2004, and other noninterest income increased $2.9 million to $12.2 million in 2005. Noninterest expense increased $14.4 million, or 10.0%, to $159.1 million in 2005, compared with $144.7 million during 2004. For a detailed discussion of these income and expense categories, see “Noninterest Income and Expense” below.

Because of an increase in pre-tax income, income tax expense was $34.7 million for 2005, compared to $28.1 million for 2004. The effective tax rate for 2005 was 34.3%, compared to 34.0% for 2004. These effective tax rates are affected by items of income and expense that are not subject to federal or state taxation. The effective rate in 2005 was higher than 2004 due to higher pre-tax income without a corresponding increase in income items not subject to federal or state taxation.

Net Interest Income

The largest component of Alabama National’s net income is its net interest income—the difference between the income earned on assets and interest paid on deposits and borrowed funds used to support its assets. Net interest income is determined by the yield earned on Alabama National’s earning assets and rates paid on its interest-bearing liabilities, the relative amounts of earning assets and interest-bearing liabilities and the maturity and repricing characteristics of its earning assets and interest-bearing liabilities. Net interest income divided by average earning assets represents Alabama National’s net interest margin.

Average Balances, Income, Expenses and Rates

The following table depicts, on a taxable equivalent basis for the periods indicated, certain information related to Alabama National’s average balance sheet and its average yields on assets and average costs of liabilities. Such yields or costs are derived by dividing income or expense by the average daily balances of the associated assets or liabilities.

AVERAGE BALANCES, INCOME AND EXPENSES AND RATES

(Amounts in thousands, except yields and rates)

	Year ended December 31,
	2006			2005			2004
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
A S S E T S :
Earning assets:
Loans and leases (1)(2)(3)	$4,819,534	$377,279	7.83%	$3,877,979	$258,575	6.67%	$3,223,989	$184,935	5.74%
Securities:
Taxable	1,103,913	49,083	4.45	1,103,820	45,904	4.16	1,049,274	41,468	3.95
Tax exempt (2)	86,033	5,503	6.40	52,357	3,402	6.50	52,717	3,247	6.16
Cash balances in other banks	15,033	723	4.81	8,794	274	3.12	6,225	65	1.04
Funds sold	68,766	3,499	5.09	83,602	2,783	3.33	68,651	991	1.44
Trading account securities	1,058	50	4.73	477	21	4.40	1,244	55	4.42

Total earning assets (2)	6,094,337	436,137	7.16	5,127,029	310,959	6.07	4,402,100	230,761	5.24

Cash and due from banks	180,812			169,624			143,433
Premises and equipment	134,730			105,734			90,388
Other assets	400,823			288,879			246,108
Allowance for loan losses	(60,724)			(49,661)			(43,535)

Total assets	$6,749,978			$5,641,605			$4,838,494

L I A B I L I T I E S :
Interest-bearing liabilities:
Interest-bearing transaction accounts	$1,112,263	$29,800	2.68%	$910,956	$13,932	1.53%	$722,774	$5,738	0.79%
Savings and money market deposits	974,001	27,641	2.84	899,980	14,360	1.60	771,993	7,234	0.94
Time deposits	1,996,283	86,584	4.34	1,585,741	49,195	3.10	1,434,798	33,376	2.33
Funds purchased	649,007	29,856	4.60	515,225	15,515	3.01	402,991	5,345	1.33
Other short-term borrowings	107,760	5,737	5.32	67,940	2,614	3.85	53,027	1,027	1.94
Long-term debt	386,856	19,941	5.15	337,780	13,797	4.08	386,477	13,214	3.42

Total interest-bearing liabilities	5,226,170	199,559	3.82	4,317,622	109,413	2.53	3,772,060	65,934	1.75

Demand deposits	747,662			710,774			563,349
Accrued interest and other liabilities	73,833			62,715			53,502
Stockholders’ equity	702,313			550,494			449,583

Total liabilities and stockholders’ equity	$6,749,978			$5,641,605			$4,838,494

Net interest spread			3.34%			3.54%			3.49%

Net interest income/margin on a taxable equivalent basis		$236,578	3.88%		$201,546	3.93%		$164,827	3.74%

Tax equivalent adjustment (2)		2,470			1,699			1,575

Net interest income/margin		$234,108	3.84%		$199,847	3.90%		$163,252	3.71%

(1)	Average loans include nonaccrual loans. All loans and deposits are domestic.
(2)	Tax equivalent adjustments are based on the assumed rate of 34%, and do not give effect to the disallowance for federal income tax purposes of interest expense related to certain tax-exempt assets.
(3)	Fees in the amount of $11.5 million, $9.8 million and $7.6 million are included in interest and fees on loans for 2006, 2005, and 2004, respectively.

During 2006, Alabama National experienced an increase in net interest income of $34.3 million, or 17.1%, to $234.1 million, compared with $199.8 million in 2005. Net interest income increased primarily due to an increase in the volume of average earning assets outstanding. The primary reasons for the growth in earning assets is attributable to organic loan growth generated by Alabama National and loans acquired in the two bank acquisitions completed in 2006. Average earnings assets increased by $967.3 million during 2006. Acquisitions in 2006 contributed $504.8 million of the 2006 increase in average earning assets and $24.9 million of the increase in net interest income. Due to the growth in earning assets, Alabama National’s net interest income increased in 2006 despite a reduction in its net interest margin during 2006. The net interest margin for 2006 was 3.84% compared to 3.90% during 2005, a decrease of 6 basis points. The 2006 average taxable equivalent yield earned of earning assets was 7.16% compared with 6.07% for 2005. The increased yield and volume lead to an increase in total interest income of $125.2 million, or 40.3%, to $436.1 million in 2006. The rate paid on interest bearing liabilities increased by 129 basis points to 3.82% for 2006. The rate paid on all categories of interest bearing liabilities increased significantly during 2006. The increase in rate paid on interest bearing liabilities contributed to the spread compression experienced by Alabama National during 2006 versus 2005. Time deposits that were originated in lower interest rate environments repriced at higher current rates. Also, to remain competitive, Alabama National has increased rates on interest-bearing transaction accounts and savings deposits due to competitive market conditions and past rate increases by the Federal Reserve. Also, as deposits have become more difficult to attract to support asset growth, Alabama National has increasingly relied on wholesale funding such as FHLB advances that are generally more expensive than traditional deposit accounts.

Analysis of Changes in Net Interest Income

The following table sets forth, on a taxable equivalent basis, the effect which varying levels of earning assets and interest-bearing liabilities and the applicable rates had on changes in net interest income for 2006 versus 2005, and 2005 versus 2004. For purposes of this table, changes that are not solely attributable to volume or rate are allocated to volume and rate on a pro rata basis.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

(Amounts in thousands)

	December 31,
	2006 Compared to 2005 Variance Due to			2005 Compared to 2004 Variance Due to
	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Earning assets:
Loans and leases	$69,144	$49,559	$118,703	$40,940	$32,700	$73,640
Securities:
Taxable	4	3,175	3,179	2,193	2,243	4,436
Tax exempt	2,155	(53)	2,102	(22)	177	155
Cash balances in other banks	254	195	449	36	173	209
Funds sold	(559)	1,275	716	255	1,537	1,792
Trading account securities	27	2	29	(34)	—	(34)

Total interest income	71,025	54,153	125,178	43,369	36,829	80,198

Interest-bearing liabilities:
Interest-bearing transaction accounts	3,605	12,263	15,868	1,782	6,412	8,194
Savings and money market deposits	1,269	12,012	13,281	1,361	5,765	7,126
Time deposits	14,734	22,655	37,389	3,820	11,999	15,819
Funds purchased	4,730	9,611	14,341	1,837	8,333	10,170
Other short-term borrowings	1,887	1,236	3,123	353	1,234	1,587
Long-term debt	2,192	3,952	6,144	(1,785)	2,368	583

Total interest expense	28,417	61,729	90,146	7,367	36,112	43,479

Net interest income on a taxable equivalent basis	$42,608	$(7,576)	35,032	$36,002	$717	36,719

Taxable equivalent adjustment			(771)			(124)

Net interest income			$34,261			$36,595

Interest Sensitivity and Market Risk

Interest Sensitivity

Alabama National monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on net interest income. The principal monitoring technique employed by Alabama National is simulation analysis, which technique is augmented by “gap” analysis.

In simulation analysis, Alabama National reviews each individual asset and liability category and their projected behavior in various different interest rate environments. These projected behaviors are based upon management’s past experiences and upon current competitive environments, including the various environments in the different markets in which Alabama National competes. Using this projected behavior and differing rate scenarios as inputs, the simulation analysis generates as output projections of net interest income. Alabama National also periodically verifies the validity of this approach by comparing actual results with those that were projected in previous models. See “Market Risk” below.

Another technique used by Alabama National in interest rate management is the measurement of the interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets and liabilities, selling securities available for sale or trading securities, replacing an asset or liability at maturity or by adjusting the interest rate during the life of an asset or liability.

Alabama National evaluates interest rate sensitivity risk and then formulates guidelines regarding asset generation and repricing, and sources and prices of off-balance sheet commitments in order to decrease interest sensitivity risk. Alabama National uses computer simulations to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.

The following table illustrates Alabama National’s interest rate sensitivity at December 31, 2006, assuming the relevant assets and liabilities are collected and paid, respectively, based upon historical experience rather than their stated maturities.

INTEREST SENSITIVITY ANALYSIS

(Amounts in thousands, except ratios)

	December 31, 2006
	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	One Through Three Years	Greater Than Three Years	Total
A S S E T S:

Earning assets:
Loans and leases (1)	$2,719,321	$382,464	$577,284	$3,679,069	$1,058,539	$735,259	$5,472,867
Securities (2)	16,422	38,786	182,067	237,275	521,364	464,000	1,222,639
Trading securities	532	—	—	532	—	—	532
Interest-bearing deposits in other banks	16,350	—	—	16,350	—	—	16,350
Funds sold	89,865	—	—	89,865	—	—	89,865

Total interest-earning assets	$2,842,490	$421,250	$759,351	$4,023,091	$1,579,903	$1,199,259	$6,802,253

L I A B I L I T I E S:

Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	$721,049	$—	$—	$721,049	$—	$458,637	$1,179,686
Savings and money market deposits	652,226	—	—	652,226	—	468,457	1,120,683
Time deposits (3)	210,315	264,988	1,497,690	1,972,993	292,924	152,190	2,418,107
Funds purchased	627,297	—	—	627,297	—	—	627,297
Short-term borrowings	116,530	19,500	25,800	161,830	—	—	161,830
Long-term debt	34,120	84,301	115,000	233,421	86,000	82,978	402,399

Total interest-bearing liabilities	$2,361,537	$368,789	$1,638,490	$4,368,816	$378,924	$1,162,262	$5,910,002

Period gap	$480,953	$52,461	$(879,139)	$(345,725)	$1,200,979	$36,997

Cumulative gap	$480,953	$533,414	$(345,725)	$(345,725)	$855,254	$892,251	$892,251

Ratio of cumulative gap to total interest-earning assets	7.07%	7.84%	-5.08%	-5.08%	12.57%	13.12%

(1)	Excludes nonaccrual loans of $10.9 million.
(2)	Excludes investment in equity securities with a fair market value of $43.1 million.
(3)	Excludes matured certificates which have not been redeemed by the customer and on which no interest is accruing.

Alabama National generally benefits from increasing market rates of interest when it has an asset-sensitive gap (a positive number) and generally benefits from decreasing market interest rates when it is liability sensitive (a negative number). As shown in the table above, Alabama National is liability sensitive on a cumulative basis throughout the one year time frame. Alabama National is asset sensitive during the one through three year time frame as well as in the greater than three years period, and it remains asset sensitive on a cumulative basis. The current market sensitivity analysis shows that Alabama National is more liability sensitive within one year at December 31, 2006 than within one year at December 31, 2005. The interest sensitivity analysis presents only a static view of the timing and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those are viewed by management as significantly less interest sensitive than market-based rates such as those paid on non-core deposits. For this and other reasons, management relies more upon the simulation analysis (as noted above) in managing interest rate risk. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

Market Risk

Alabama National’s earnings are dependent, to a large degree, on its net interest income, which is the difference between interest income earned on all earning assets, primarily loans and securities, and interest paid on all interest bearing liabilities, primarily deposits. Market risk is the risk of loss from adverse changes in market prices and interest rates. Alabama National’s market risk arises primarily from inherent interest rate risk in its lending, investing and deposit gathering activities. Alabama National seeks to reduce its exposure to market risk through actively monitoring and managing its interest rate risk. Management relies upon static “gap” analysis to determine the degree of mismatch in the maturity and repricing distribution of interest earning assets and interest bearing liabilities which quantifies, to a large extent, the degree of market risk inherent in Alabama National’s balance sheet. Gap analysis is further augmented by simulation analysis to evaluate the impact of varying levels of prevailing interest rates and the sensitivity of specific earning assets and interest bearing liabilities to changes in those prevailing rates. Simulation analysis consists of evaluating the impact on net interest income given changes from 200 basis points below the current prevailing rates to 200 basis points above the current prevailing rates. Management makes certain assumptions as to the effect varying levels of interest rates have on certain earning assets and interest bearing liabilities, which assumptions consider both historical experience and consensus estimates of outside sources.

With respect to the primary earning assets, loans and securities, certain features of individual types of loans and specific securities introduce uncertainty as to their expected performance at varying levels of interest rates. In some cases, prepayment options exist whereby the borrower may elect to repay the obligation at any time prior to maturity. These prepayment options make anticipating the performance of those instruments difficult given changes in prevailing interest rates. At December 31, 2006, mortgage backed securities with a carrying value of $875.8 million, or 11.4% of total assets, and essentially every loan and lease, net of unearned income, (totaling $5.46 billion, or 71.1% of total assets), carried such prepayment options. Management believes that assumptions used in its simulation analysis about the performance of financial instruments with such prepayment options are appropriate. However, the actual performance of these financial instruments may differ from management’s estimates due to several factors, including the diversity and financial sophistication of the customer base, the general level of prevailing interest rates and the relationship to their historical levels, and general economic conditions. The difference between those assumptions and actual results, if significant, could cause the actual results to differ from those indicated by the simulation analysis.

Deposits totaled $5.57 billion, or 72.6% of total assets at December 31, 2006. Since deposits are the primary funding source for earning assets, the associated market risk is considered by management in its simulation analysis. Generally, it is anticipated that deposits will be sufficient to support funding requirements. However, the rates paid for deposits at varying levels of prevailing interest rates have a significant impact on net interest income and, therefore, must be quantified by Alabama National in its simulation analysis. Specifically, Alabama National’s spread, the difference between the rates earned on earning assets and rates paid on interest bearing liabilities, is generally higher when prevailing interest rates are higher. As prevailing interest rates decline, the spread tends to compress, with severe compression at very low prevailing interest rates. This characteristic is called “spread compression” and adversely affects net interest income in the simulation analysis when anticipated prevailing interest rates are reduced from current rates. Management relies upon historical experience to estimate the degree of spread compression in its simulation analysis. Management believes that such estimates of possible spread compression are reasonable. However, if the degree of spread compression varies from that expected, the actual results could differ from those indicated by the simulation analysis.

The following tables illustrate the results of simulation analysis used by Alabama National to determine the extent to which market risk would affect net interest income for the next twelve months if prevailing interest rates increased or decreased by the specified amounts from current rates. As noted above, this model uses estimates and assumptions in asset and liability account rate reactions to changes in prevailing interest rates. However, to isolate the market risk inherent in the balance sheet, the model assumes that no growth in the balance sheet occurs during the projection period. This model also assumes an immediate and parallel shift in interest rates, which would result in no change in the shape or slope of the interest rate yield curve. Because of the inherent use of these estimates and assumptions in the simulation model used to derive this market risk information, the actual results of the future impact of market risk on Alabama National’s net interest income may differ from that found in the tables.

MARKET RISK

Change in Prevailing Interest Rates (1)	Year Ended December 31, 2006 % Change in Net Interest Income	Year Ended December 31, 2005 % Change in Net Interest Income
+200 basis points	(0.41)%	1.66%
+100 basis points	(0.17)	0.70
0 basis points	—	—
-100 basis points	(0.71)	(2.15)
-200 basis points	(2.91)	(4.38)

(1)	Assumes an immediate and parallel rate change of this magnitude.

Provision and Allowance for Loan and Lease Losses

The allowance for loan and lease losses represents management’s estimate of probable inherent credit losses in the loan and lease portfolio. Management determines the allowance based on an ongoing evaluation of risk as it correlates to potential losses within the portfolio. Increases to the allowance are made by charges to the provision for loan and lease losses. Loans or leases deemed to be uncollectible are charged against the allowance. Recoveries of previously charged-off amounts are credited to the allowance for loan and lease losses.

In the determination of the allowance, management utilizes the Loan Review Department’s quarterly independent analysis of the minimum required loan and lease loss reserve for each subsidiary Bank. In these analyses, larger problem loans of a defined threshold are reviewed for impairment or for loss exposure based on their payment performance, probability of default, and value of the collateral. These totals are then specifically allocated to the reserve. Loan and lease portfolios are then divided into various homogeneous risk pools utilizing call codes, loan products, and internal risk ratings. Historical losses are used to estimate the probable loss in the current portfolio using both an average loss methodology and a migration loss methodology. The methodologies and the time periods considered are subjective and vary for each risk pool based on systematic risk relative to its ability to estimate losses. As every loan has a risk of loss, the calculation begins with a minimum loss allocation for each loan pool. The minimum loss is estimated based on long term trends for the subsidiary Bank, the banking industry, and the economy. A minimum loss allocation is similarly applied to letters of credit and unused lines of credit. Loss allocations are adjusted for changes in the economy, problem loans, payment performance, loan policy, management, credit administration systems, credit concentrations, loan growth, and other elements over the time periods utilized in the methodology. The adjusted loss allocations are then applied to the current balances in their respective loan pools. Loss allocations are totaled, yielding the required allowance for loan and lease losses for each Bank. Each Bank’s required allowance for loan and lease losses is aggregated, yielding the consolidated required allowance for Alabama National.

Management incorporates the data from the quarterly required allowance assessments with interim changes to that data in its ongoing determination of the allowance for loan and lease losses. Management then takes into consideration other factors that may support an allowance in excess of required minimums. These factors include mergers and acquisitions, systems changes, historically high loan growth, and rapid changes in the economy. In these conditions, there can be increased uncertainty in the data used and assumptions made by management. Management believes that the data it uses in determining the allowance for loan and lease losses is sufficient to estimate the potential losses in the loan and lease portfolio; however, actual results could differ from management’s estimates.

The following table presents the information associated with Alabama National’s allowance and provision for loan and lease losses for the dates indicated.

ALLOWANCE FOR LOAN AND LEASE LOSSES

(Amounts in thousands, except percentages)

	Year ended December 31,
	2006	2005	2004	2003	2002
Total loans and leases outstanding at end of period, net of unearned income (1)	$5,456,136	$4,144,095	$3,495,701	$2,659,440	$2,191,394

Average amount of loans and leases outstanding, net of unearned income (1)	$4,799,041	$3,850,676	$3,205,306	$2,410,782	$2,092,829

Allowance for loan and lease losses at beginning of period	$52,815	$46,584	$36,562	$32,704	$28,519
Charge-offs:
Commercial, financial and agricultural	916	824	3,430	3,535	1,573
Real estate—mortgage	363	814	200	1,426	1,463
Consumer	1,043	1,280	953	858	3,200

Total charge-offs	2,322	2,918	4,583	5,819	6,236

Recoveries:
Commercial, financial and agricultural	559	818	784	821	991
Real estate—mortgage	255	131	434	478	754
Consumer	610	585	1,528	1,452	720

Total recoveries	1,424	1,534	2,746	2,751	2,465

Net charge-offs	898	1,384	1,837	3,068	3,771
Provision for loan and lease losses	5,393	7,615	4,949	5,931	7,956
Additions to allowance from acquisitions	10,936	—	6,910	995	—

Allowance for loan and lease losses at period-end	$68,246	$52,815	$46,584	$36,562	$32,704

Allowance for loan and lease losses to period-end loans (1)	1.25%	1.27%	1.33%	1.37%	1.49%
Net charge-offs to average loans and leases (1)	0.02	0.04	0.06	0.13	0.18

(1)	Does not include loans held for sale.

The provision for loan and lease losses decreased by $2.2 million, or 29.2%, to $5.4 million in 2006, from $7.6 million on 2005. The primary reason for the decrease in provision expense during 2006 is due to slower organic loan growth in 2006 as compared to 2005 and continued favorable asset quality indicators. During 2006, net charge-offs were $0.9 million, compared to $1.4 million in 2005.

Allocation of Allowance

While no portion of the allowance is in any way restricted to any individual loan or group of loans and the entire allowance is available to absorb losses from any and all loans, the following table represents management’s allocation of the allowance for loan and lease losses to specific loan categories.

	2006	2005	2004
	(Amounts in thousands)
Commercial and financial	$4,415	$3,573	$3,884
Real estate construction	24,090	14,235	7,527
Real estate residential mortgage	11,807	13,279	8,595
Real estate commercial mortgage	17,444	12,574	11,949
Consumer	1,522	1,336	1,540
Lease financing receivables	616	452	511
Other	4,604	3,860	4,058
Unallocated	3,748	3,506	8,520

Total allowance for loan and lease losses	$68,246	$52,815	$46,584

Allocation amounts within the allowance for loan and lease losses were affected by several factors identified throughout the 2006 calendar year. Total loan amounts specifically allocated to the allowance increased by $609 thousand over December 31, 2005. Non-performing assets and potential problem loans increased by $4.6 million and $5.1 million, respectively. These segments are primarily real estate oriented and have demonstrated below industry loss averages resulting in reduced allocations over the year. The most significant change occurred within the real estate construction and commercial mortgage portfolio segments. The allocation for real estate construction increased by $9.9 million, or 69.2%. The increase in allocation of the allowance for real estate construction is primarily due to loan growth and economic conditions. Loan growth for this segment has been a factor of both organic growth and non-organic growth from mergers and acquisitions. Additionally, the slowdown in the housing sector has lead to heightened credit risk in certain Alabama National markets. Losses directly attributable to these factors had not materialized by year end. The allocation for the real estate commercial mortgage segment increased by $4.8 million, or 38.7%. Contributing factors are loan growth and concentration levels. Commercial mortgages represent the second largest concentration within the loan portfolio. The real estate residential mortgage allocation decreased by $1.5 million, or 11.1%, given stability within the loan segment. The unallocated reserve increased by $246 thousand, or 7.0%. However, in relation to the total reserve, the unallocated reserve decreased from 6.6% to 5.5%. There were no significant changes in the allowance methodology and assumptions year over year. Changes in allocation amounts for the year are most reflective of stable asset quality indicators, loan growth through mergers and acquisitions, organic loan growth in various portfolio segments, changes in loan concentrations, and changes in local and national economic conditions.

Nonperforming Assets

The following table presents Alabama National’s nonperforming assets for the dates indicated.

NONPERFORMING ASSETS

(Amounts in thousands, except percentages)

	At December 31,
	2006	2005	2004	2003	2002
Nonaccrual loans	$10,921	$6,446	$8,091	$9,817	$10,282
Restructured loans	—	—	—	—	—
Loans past due 90 days or more and still accruing	—	—	—	—	—

Total nonperforming loans	10,921	6,446	8,091	9,817	10,282
Other real estate owned	790	623	1,531	699	2,569

Total nonperforming assets	$11,711	$7,069	$9,622	$10,516	$12,851

Allowance for loan and lease losses to period-end loans (1)	1.25%	1.27%	1.33%	1.37%	1.49%
Allowance for loan and lease losses to period-end nonperforming loans	624.91	819.35	575.75	372.44	318.07
Allowance for loan and lease losses to period-end nonperforming assets	582.75	747.14	484.14	347.68	254.49
Net charge-offs to average loans and leases (1)	0.02	0.04	0.06	0.13	0.18
Nonperforming assets to period-end loans and leases and foreclosed property (1)	0.21	0.17	0.28	0.40	0.59
Nonperforming loans and leases to period-end loans (1)	0.20	0.16	0.23	0.37	0.47

(1)	Does not include loans held for sale.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. In addition to consideration of these factors, Alabama National has a consistent and continuing policy of placing all loans on nonaccrual status if they become 90 days or more past due. When a loan is placed on nonaccrual status, all interest which is accrued on the loan is reversed and deducted from earnings as a reduction of reported interest. No additional interest is accrued on the loan balance until collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual writedown or charge-off of the principal balance of the loan which would necessitate additional charges to the allowance for loan and lease losses. During the years ending December 31, 2006, 2005 and 2004, approximately $518,000, $453,000 and $489,000, respectively, in additional interest income would have been recognized in earnings if Alabama National’s nonaccrual loans had been current in accordance with their original terms.

Total nonperforming assets increased $4.6 million, to $11.7 million at December 3l, 2006, from $7.1 million at December 31, 2005. The increase in nonperforming assets is attributable to weaknesses in certain credits and to the current slowdown in the housing market. Other real estate owned increased $0.2 million to $0.8 million at December 31, 2006. The allowance for loan and lease losses to period-end nonperforming loans was 624.91% at December 31, 2006, compared with 819.35% at December 31, 2005. This ratio will generally fluctuate from period to period depending upon nonperforming loan levels at period end.

Potential Problem Loans

A potential problem loan is one that management has concerns as to the borrower’s future performance under terms of the loan contract. These loans are current as to principal and interest, and accordingly, they are not included in the nonperforming asset categories. Management monitors these loans closely in order to ensure that Alabama National’s interests are protected. At December 31, 2006, Alabama National had certain loans considered by management to be potential problem loans totaling $29.6 million, as compared with $24.5 million at December 31, 2005. Alabama National believes early identification of potential problem loans is an important factor in its ability to successfully collect such loans. As such, it encourages early identification of potential problem loans both with its loan officers and loan review staff. The level of potential problem loans is factored into the determination of the adequacy of the allowance for loan and lease losses.

Noninterest Income and Expense

Noninterest income

Alabama National relies on five distinct segments for the production of recurring noninterest income: (1) traditional retail and commercial banking, (2) retail mortgage lending, (3) wealth management services, (4) investment services, and (5) commercial mortgage banking. Combined revenue associated with Alabama National’s six segments totaled $74.2 million in 2006, compared with $68.2 million in 2005, an increase of $6.0 million, or 8.9%. An analysis of this increase is provided below.

The following table sets forth, for the periods indicated, the principal components of noninterest income.

NONINTEREST INCOME

(Amounts in thousands)

	Year ended December 31,
	2006	2005	2004
Service charges on deposit accounts	$15,896	$16,335	$17,126
Investment services income	4,291	4,210	11,652
Wealth management income	21,902	19,220	16,863
Gain on sale of mortgages	10,990	12,522	11,566
Bank owned life insurance	3,632	2,886	2,690
Commercial mortgage banking income	2,251	525	—
Securities (losses) gains	(1,250)	72	—
Other	16,494	12,394	9,175

Total noninterest income	$74,206	$68,164	$69,072

Service charges on deposit accounts decreased $0.4 million to $15.9 million during 2006, a 2.7% decrease from 2005’s total of $16.3 million. The decrease in service charges for 2006 versus 2005 is primarily related to increases in the earnings credit rate (“ECR”) attributed to commercial deposit accounts. The ECR, which generally varies with short term interest rates, is used by commercial customers to offset service charges on deposit accounts. As interest rates rose in 2006, the higher ECR resulted in lower service charges. Other noninterest income increased $4.1 million to $16.5 million during 2006, a 33.1% increase over 2005’s total of $12.4 million. Contributing to the increase in other noninterest income is increased revenue from merchant credit card activity, ATM card revenue, and debit card income. The other components of noninterest income are discussed in more detail in “Segment Information” below.

Noninterest Expense

The following table sets forth, for the periods indicated, the principal components of noninterest expense.

NONINTEREST EXPENSE

(Amounts in thousands)

	Year ended December 31,
	2006	2005	2004
Salaries and employee benefits	$93,999	$82,808	$72,451
Commission based compensation	17,961	15,458	17,500
Occupancy and equipment expense, net	20,311	17,422	15,333
Amortization of other intangibles	4,735	3,054	2,829
Travel and entertainment	2,814	2,283	1,894
Advertising	3,843	3,296	2,424
Banking assessments	2,615	2,429	2,183
Data processing expenses	3,332	2,751	2,615
Legal and professional fees	4,456	5,249	5,182
Noncredit losses	287	795	834
Postage and courier services	3,363	3,046	2,883
Supplies and printing	3,273	2,886	2,780
Telephone	2,534	2,311	2,092
Electronic banking expense	4,560	3,571	2,961
Software expense	2,630	2,265	1,952
Commerical insurance	1,333	976	1,116
Directors fees	1,392	1,176	1,083
Business licenses and other taxes	1,002	913	1,003
Other	7,127	6,432	5,565

Total noninterest expense	$181,567	$159,121	$144,680

Noninterest expense increased $22.4 million, or 14.1%, to $181.6 million in 2006, from $159.1 million in 2005. Salaries and employee benefits increased $11.2 million, or 13.5%, in 2006. The 2006 amount includes the salary and benefit expense of the two banks acquired in 2006, which totaled $6.2 million. In addition to the 2006 acquisitions, contributing to the increase in salaries and employee benefits were general staffing increases concurrent with expansion of offices and business lines, increases in health insurance costs and merit salary increases. Commission based compensation increased $2.5 million, or 16.2%, in 2006. The increase in commission based compensation during 2006 is attributable to increased production in the wealth management division and a full year of commercial mortgage banking activity. Net occupancy expense increased $2.9 million, or 16.6%, in 2006. The 2006 amounts includes the net occupancy expense of the 2006 bank acquisitions, which totaled $1.2 million.

Segment Information

In addition to traditional commercial and consumer retail banking products, Alabama National offers investment services, wealth management services, retail mortgage lending services and commercial mortgage banking to its customers. Please refer to Note 20 to Alabama National’s Consolidated Financial Statements for disclosures related to Alabama National’s operating segments. The results of the operating segments include certain income and expense items that are allocated by management to the operating segments. Further, the results of each operating segment are not necessarily the same as would be expected if these activities were conducted by a stand-alone entity, because certain corporate overhead expenses are not allocated directly to each operating segment.

Investment Services

The following table sets forth, for the periods indicated, the summary of operations for the investment services division of Alabama National:

INVESTMENT SERVICES DIVISION

(Amounts in thousands)

	Year ended December 31,
	2006	2005	2004
Investment services revenue	$4,291	$4,210	$11,652
Expenses and allocated charges	4,987	4,852	8,998

Net investment services (loss) income	$(696)	$(642)	$2,654

First American Bank operates an investment services division devoted primarily to handling correspondent banks’ investment needs. Investment services revenue consists primarily of commission income from the sale of fixed income securities to correspondent banks. A small portion of investment services revenue is generated from fee based services, including asset/liability consulting, bond accounting and security safekeeping. Investment services revenue increased slightly to $4.3 million during 2006, from $4.2 million in 2005. The revenue recorded in 2006 and 2005 are down significantly from the $11.7 million recorded in 2004. During 2006 and 2005, the cash flow from the securities portfolio of correspondent banks has slowed and loan demand increased, which has negatively impacted the revenue for this division. In addition to the market conditions during 2006 and 2005, another significant reason for decreased revenue production during 2006 and 2005 as compared with 2004 is due to the departure of a group of salespeople and support staff from this division during the fourth quarter of 2004. The revenue generated by the investment services division is dependent upon the demand for fixed income securities by its customers, which are primarily correspondent community banks. The activities of the investment services division leads to additional business opportunities for the commercial and retail banking segment through loans and deposits attributable to the investment service division’s customers. Revenue for this additional activity is recorded in the commercial and retail banking segment.

Wealth Management Division

The following table sets forth, for the periods indicated, the summary of operations for the wealth management division of Alabama National:

WEALTH MANAGEMENT DIVISION

(Amounts in thousands)

	Year ended December 31,
	2006	2005	2004
Wealth management revenue	$21,989	$19,220	$16,863
Interest income	1,861	1,486	1,109

Total wealth management revenue	23,850	20,706	17,972
Interest expense	468	242	105
Expenses and allocated charges	21,428	17,946	15,907

Net wealth management income	$1,954	$2,518	$1,960

First American Bank has a wholly owned subsidiary, NBC Securities, Inc. (“NBC Securities”), that is a full service licensed broker-dealer. The asset management division of the trust department of First American Bank and NBC Securities manage the assets of both institutional and individual customers located primarily in the markets served by Alabama National. Collectively these two units are called the wealth management division.

The revenue generated by this division consists primarily of commission income generated from the sale of equity securities and other investment products to individual and corporate customers, from fees paid for assets under management or custody and from fees related to investment advisory work performed for clients. NBC Securities also recognizes interest income from margin loans. Revenue for this division increased $2.8 million, or 14.4%, to $22.0 million in 2006. Revenue for this division increased $2.4 million, or 14.0%, to $19.2 million in 2005. The increase in revenue during both 2006 and 2005 is attributable to continued expansion in the number of customers and total customer assets under management by these departments, as well as an increase in the number of registered representatives. Asset management fees recorded by the trust department of First American Bank and NBC Securities also increased during 2006 as a result of an increase in the total assets managed by this division, which was in part attributable to an increase in employees in the asset management and wealth strategies roles. The interest income from margin loans increased slightly during 2006 versus the levels recorded during 2005 and 2004. The additional registered representatives, additional asset management and wealth strategy employees, new offices opened and variable overhead, combined with higher commission expense on the higher revenue base, led to an increase in the expenses and allocated charges for this division in 2006, which resulted in a reduction of pre-tax income for this division.

Retail Mortgage Lending Division

The following table sets forth, for the periods indicated, the summary of operations for the retail mortgage lending division of Alabama National:

RETAIL MORTGAGE LENDING DIVISION

(Amounts in thousands)

	Year ended December 31,
	2006	2005	2004
Gain on sale of retail mortgage loans (1)	$11,834	$13,673	$12,398
Interest income	1,384	1,238	1,053

Total revenue	13,218	14,911	13,451
Interest expense	930	550	294
Expenses and allocated charges	10,053	9,720	8,858

Net retail mortgage lending division income	$2,235	$4,641	$4,299

(1)	Includes intercompany income allocated to the retail mortgage lending division totaling $844,000, $1,151,000 and $832,000 at December 31, 2006, 2005 and 2004, respectively.

Fees earned in connection with the origination and resale of retail mortgages decreased $1.8 million, or 13.4%, to $11.8 million in 2006, from $13.7 million in 2005. During 2005, fees earned in connection with the origination and resale of retail mortgages increased $1.3 million, or 10.3%, to $13.7 million, from $12.4 million in 2004. The decrease during 2006 is primarily due to rising interest rates and the impact that rising rates have on refinance activity and new construction, and the reduced level of residential real estate sales activity in many of the markets Alabama National serves. Expenses and allocated charges totaled $10.1 million during 2006, compared to $9.7 million during 2005. This increase during 2006 is attributable to expenses associated with expanding the number of retail mortgage lenders during 2006.

Commercial Mortgage Banking

The following table sets forth, for the periods indicated, the summary of operations for the commercial mortgage banking division of Alabama National:

COMMERCIAL MORTGAGE BANKING

(Amounts in thousands)

	Year ended December 31,
	2006	2005	2004 (1)
Commission income	$1,795	$448	$—
Servicing fees	486	77	—

Total revenue	2,281	525	—
Expenses and allocated charges	1,618	332	—

Net commercial mortgage banking income	$663	$193	$—

(1)	No activity prior to the acquisition of this business September 2005.

Alabama National entered this line of business via an acquisition of an existing business in September 2005. This division specializes in finding permanent long term financing for primarily large real estate projects in the Southeast. In addition to brokering the transaction and earning a brokerage fee, the division routinely services the loans for the investors and earns servicing fee revenue. 2006 was the first full year of activity for this division.

Earning Assets

Loans and Leases

Loans and leases are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Total loans and leases averaged $4.82 billion in 2006, compared to $3.88 billion in 2005, an increase of $941.6 million, or 24.3%. At December 31, 2006, total loans and leases, net of unearned income, were $5.46 billion, compared to $4.14 billion at the end of 2005, an increase of $1.31 billion, or 31.7%. Excluding the loans acquired in the 2006 bank acquisitions, average loans and leases increased $489.4 million, or 12.6%, and end of period year-over-year organic loan growth for 2006 was $387.4 million, or 9.4%.

The growth in Alabama National’s loan and lease portfolio is attributable to Alabama National’s ability to attract new customers while maintaining consistent underwriting standards. Loan growth is also impacted by general economic conditions that may result in increased loan demand from existing customers. Many of the markets served by Alabama National continue to experience economic expansion, and Alabama National has benefited from this market growth. The following table details the composition of the loan portfolio by category at the dates indicated.

COMPOSITION OF LOAN AND LEASE PORTFOLIO

(Amounts in thousands, except percentages)

	December 31,
	2006		2005		2004		2003		2002
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Commercial and financial	$401,057	7.34%	$287,014	6.92%	$282,212	8.06%	$265,923	9.99%	$253,569	11.56%
Real estate:
Construction	1,901,671	34.82	1,225,451	29.55	776,594	22.20	530,024	19.91	311,259	14.19
Mortgage—residential	1,166,847	21.37	1,092,514	26.34	963,083	27.52	676,658	25.42	616,651	28.11
Mortgage—commercial	1,517,744	27.79	1,100,794	26.54	1,046,622	29.91	814,904	30.61	699,403	31.88
Mortgage—other	20,129.37		9,828.24		10,644.30		9,412.35		5,672.26
Consumer	94,563	1.73	82,908	2.00	88,653	2.53	74,137	2.78	78,342	3.57
Lease financing receivables	87,018	1.59	62,423	1.50	70,289	2.01	77,857	2.92	80,113	3.65
Securities brokerage margin loans	18,642.34		17,928.43		14,517.41		15,407.58		14,502.66
Other	253,729	4.65	268,879	6.48	246,739	7.06	198,036	7.44	134,191	6.12

Total gross loans and leases	5,461,400	100.00%	4,147,739	100.00%	3,499,353	100.00%	2,662,358	100.00%	2,193,702	100.00%

Unearned income	(5,264)		(3,644)		(3,652)		(2,918)		(2,308)

Total loans and leases, net of unearned income (1)	5,456,136		4,144,095		3,495,701		2,659,440		2,191,394
Allowance for loan and lease losses	(68,246)		(52,815)		(46,584)		(36,562)		(32,704)

Total net loans and leases (1)	$5,387,890		$4,091,280		$3,449,117		$2,622,878		$2,158,690

(1)	Does not include loans held for sale.

In the context of this discussion, a “real estate mortgage loan” is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in Alabama National’s market areas, and for Alabama National in particular, to obtain a security interest or lien in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component. In general, Alabama National prefers real estate collateral to many other potential collateral sources, such as accounts receivable, inventory and equipment.

The principal component of Alabama National’s loan portfolio is real estate mortgage loans. At year-end 2006, this category totaled $2.70 billion and represented 49.5% of the total loan portfolio, compared to $2.20 billion, or 53.1% of the total loan portfolio at year-end 2005.

Residential mortgage loans increased $74.3 million, or 6.8%, to $1.17 billion at December 31, 2006, compared with $1.09 billion at December 31, 2005. Commercial mortgage loans increased $417.0 million, or 37.9%, to $1.52 billion at December 31, 2006.

Real estate construction loans experienced the largest increase of any category of loan. Real estate construction loans increased $676.2 million, or 55.2%, to $1.90 billion at December 31, 2006, compared with $1.23 billion at December 31, 2005. Real estate construction is now the largest category of loans for Alabama National. Alabama National’s focus on the home construction market, as well as strong commercial construction activity in markets it serves and the 2006 bank acquisitions, led to this increase during 2006. In addition, the two banks acquired during 2006 are also involved in this type of lending in their markets, so their acquisition brought additional such loans to Alabama National.

The repayment of loans is a source of additional liquidity for Alabama National. The following table sets forth Alabama National’s loans maturing within specific intervals at December 31, 2006.

LOAN MATURITY AND SENSITIVITY TO CHANGES IN INTEREST RATES

(Amounts in thousands)

	December 31, 2006
	One year or less	Over one year through five Years	Over five years	Total
Commercial, financial and agricultural	$232,778	$145,044	$23,235	$401,057
Real estate—construction	1,221,201	589,843	90,627	1,901,671
Real estate—residential	184,202	261,218	721,427	1,166,847
Real estate—commercial	244,214	886,784	386,746	1,517,744
Consumer	38,118	47,763	2,118	87,999

	$1,920,513	$1,930,652	$1,224,153	$5,075,318

	Predetermined Rates	Floating Rates	Total
Maturing after one year but within five years	$1,163,195	$767,457	$1,930,652
Maturing after five years	174,426	1,049,727	1,224,153

	$1,337,621	$1,817,184	$3,154,805

The information presented in the above table is based upon the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity structure of the loan portfolio.

Securities

Securities, including securities classified as held to maturity (or investment securities) and available for sale, represent a significant portion of Alabama National’s earning assets. The carrying value of securities averaged $1.19 billion during 2006, compared with $1.16 billion during 2005, an increase of $33.8 million, or 2.9%. Growth in the securities portfolio is generally a function of growth in funding sources net of lending opportunities, and during 2006 most of the earning asset growth of Alabama National was in loans and leases. The average securities balance for 2006 would have decreased slightly if not for the 2006 bank acquisitions. Management attempts to maintain earning asset growth commensurate with its funding growth and with its overall growth plans. At December 31, 2006, the securities portfolio totaled $1.27 billion, including securities held to maturity with an amortized cost of $716.4 million and securities available for sale with a market value of $549.4 million.

The following tables set forth the carrying value of securities held by Alabama National at the dates indicated.

INVESTMENT SECURITIES

(Amounts in thousands)

	December 31,
	2006		2005		2004
	Cost	Market	Cost	Market	Cost	Market
U.S. Government corporations and agencies	$24,227	$23,632	$24,217	$23,464	$24,207	$24,003
State and political subdivisions	74,785	75,168	21,152	21,158	15,569	15,866
Mortgage backed securities	617,394	606,660	545,784	531,802	528,717	526,733

Total	$716,406	$705,460	$591,153	$576,424	$568,493	$566,602

AVAILABLE FOR SALE SECURITIES

(Amounts in thousands)

	December 31,
	2006		2005		2004
	Cost	Market	Cost	Market	Cost	Market
U.S. Treasury securities	$350	$348	$350	$347	$350	$349
U.S. Government corporations and agencies	192,537	188,666	212,443	206,346	220,315	218,690
State and political subdivisions	57,805	58,309	36,234	36,496	45,282	46,338
Mortgage backed securities	264,795	257,910	277,706	269,927	336,551	335,647
Other securities	1,000	1,000	—	—	—	—
Equity securities	43,135	43,135	32,261	32,218	30,890	30,890

Total	$559,622	$549,368	$558,994	$545,334	$633,388	$631,914

The following tables show the scheduled maturity and average yields of securities owned by Alabama National at December 31, 2006.

INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS

(Amounts in thousands, except yields)

	December 31, 2006
	Within one year		After one but Within five years		After five but Within ten years		After ten years		Other securities
	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
U.S. Government corporations and agencies	$—		$24,227	4.98%	$—		$—		$—
State and political subdivisions	—		1,542	6.67%	9,636	5.56%	63,607	5.30%
Mortgage backed securities	—		—		—		—		$617,394	5.25%

Total	$—		$25,769	5.08%	$9,636	5.56%	$63,607	5.30%	$617,394	5.25%

(1)	Computed on a tax-equivalent basis utilizing a 38% tax rate, without giving effect to the disallowance for Federal income tax purposes of interest related to certain tax-exempt assets.

SECURITIES AVAILABLE FOR SALE MATURITY DISTRIBUTION AND YIELDS

(Amounts in thousands, except yields)

	December 31, 2006
	Within one year		After one but Within five years		After five but Within ten years		After ten years		Other securities
	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
U.S. Treasury securities	$348	4.96%	$—		$—		$—		$—
U.S. Government corporations and agencies	11,398	5.22%	165,442	4.96%	11,825	5.62%
State and political subdivisions	1,139	6.14%	12,607	5.76%	17,395	5.61%	27,169	6.02%
Mortgage backed securities	—		—						257,910	5.33%
Other securities							1,000	9.00%
Equity securities (2)	—		—		—		—		43,135	5.89%

Total	$12,885	5.29%	$178,049	5.02%	$29,220	5.61%	$28,169	6.13%	$301,045	5.41%

(1)	Computed on a tax-equivalent basis utilizing a 38% tax rate, without giving effect to the disallowance for Federal income tax purposes of interest related to certain tax-exempt assets.
(2)	Comprised primarily of Federal Home Loan Bank and Federal Reserve Bank stock.

At December 31, 2006, mortgage-backed securities, consisting of collateralized mortgage obligations and pass-through mortgage obligations, had a carrying value totaling $875.3 million. These mortgage-backed securities include $617.4 million classified as investment securities and $257.9 million classified as securities available for sale. Management expects the annual repayment of the underlying mortgages to vary as a result of monthly repayment of principal and/or interest required under terms of the underlying promissory notes. Further, the actual rate of repayment is subject to changes depending upon the terms of the underlying mortgages, the relative level of mortgage interest rates, and the structure of the securities. When relative interest rates decline to levels below that of the underlying mortgages, acceleration of principal repayment is expected as some borrowers on the underlying mortgages refinance to lower rates. When the underlying rates on mortgage loans are comparable to, or in excess of, market rates, repayment more closely conforms to scheduled amortization in accordance with terms of the promissory note with additional repayment as a result of sales of homes collateralizing the mortgage loans constituting the security. Accordingly, management generally expects an average life of 3.5 years for both collateralized mortgage obligations and pass-through mortgage obligations.

Other attributes of securities are discussed in “Interest Sensitivity and Market Risk” above.

Short-Term Investments

Alabama National utilizes overnight investment of funds in federal funds sold and securities purchased under agreements to resell to ensure that adequate liquidity will be maintained, while at the same time minimizing the level of uninvested cash reserves. Short-term investments are also utilized by Alabama National when the level of funds committed to lending and investment portfolio programs changes or the level of deposit generation changes. During 2006, federal funds sold and securities purchased under agreements to resell averaged $68.8 million, compared to $83.6 million during 2005, representing a decrease of $14.8 million.

Trading Account Securities

The investment services division carries trading account securities, which represent securities owned by Alabama National prior to sale and delivery to Alabama National’s customers. Trading account securities averaged approximately $1.1 million and $0.5 million in 2006 and 2005, respectively. This small dollar amount reflects management’s policy of limiting positions in such securities to reduce its exposure to market and interest rate changes.

Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities increased $908.5 million, or 21.0%, to $5.23 billion in 2006, from $4.32 billion in 2005. Average interest-bearing deposits increased $685.9 million, or 20.2%, to $4.08 billion in 2006, from $3.40 billion in 2005. The 2006 bank acquisitions contributed $421.0 million and $395.1 million to the increase in average interest bearing liabilities and average interest bearing deposits, respectively. The remaining organic increase is attributable to competitive rate and product offerings by Alabama National, successful marketing efforts and growth in many of Alabama National’s markets. Average federal funds purchased and securities sold under agreements to repurchase increased $133.8 million, or 26.0%, to $649.0 million in 2006, from $515.2 million in 2005, due in part to additional liquidity provided by downstream correspondent banks. Average short-term borrowings increased by $39.8 million, or 58.6%, to $107.8 million in 2006, compared to $67.9 million in 2005. Average long-term borrowings increased $49.1 million, or 14.5%, to $386.9 million in 2006, from $337.8 million in 2005.

Deposits

Average total deposits increased $722.8 million, or 17.6%, to $4.83 billion during 2006, from $4.11 billion during 2005. At December 31, 2006, total deposits were $5.57 billion, compared with $4.34 billion at December 31, 2005. The 2006 bank acquisitions accounted for $455.6 million of the increase in average deposits and $973.5 million of the increase in year-end 2006 deposit growth. Organic deposit growth during 2006 was 5.9%. The deposit growth did not keep pace with loan growth for 2006, and Alabama National used other wholesale funding sources, such as FHLB advances, to support asset growth. This reliance on other funding sources has negatively impacted Alabama National’s net interest margin.

The following table sets forth the deposits of Alabama National by category at the dates indicated.

DEPOSITS

(Amounts in thousands, except percentages)

	December 31,
	2006		2005		2004		2003		2002
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Demand	$849,127	15.25%	$729,045	16.79%	$683,245	17.36%	$404,755	14.70%	$336,172	14.43%
NOW	1,179,686	21.19	1,021,494	23.52	906,399	23.04	528,766	19.20	476,721	20.46
Savings and money market	1,120,683	20.13	884,496	20.36	887,431	22.55	521,440	18.94	378,361	16.24
Time less than $100,000	1,211,208	21.75	760,832	17.52	665,696	16.92	619,229	22.49	635,827	27.27
Time greater than $100,000	1,206,899	21.68	947,397	21.81	791,952	20.13	679,559	24.68	503,314	21.60

Total deposits	$5,567,603	100.00%	$4,343,264	100.00%	$3,934,723	100.00%	$2,753,749	100.00%	$2,330,395	100.00%

Core deposits, which exclude time deposits of $100,000 or more, provide for a relatively stable funding source that supports earning assets. Alabama National’s core deposits totaled $4.36 billion, or 78.3%, of total deposits at December 31, 2006, and totaled $3.40 billion, or 78.2%, of total deposits at December 31, 2005.

Deposits, in particular core deposits, have historically been Alabama National’s primary source of funding and have enabled Alabama National to meet successfully both short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be Alabama National’s primary source of funding in the future, although economic and competitive factors could affect this funding source. Alabama National’s loan-to-deposit ratio was 98.0% at December 31, 2006, and 95.4% at the end of 2005, and the ratio averaged 99.8% during 2006 and 94.4% during 2005. The maturity distribution of Alabama National’s time deposits in excess of $100,000 at December 31, 2006 is shown in the following table.

MATURITIES OF CERTIFICATES OF DEPOSIT AND OTHER TIME

DEPOSITS OF $100,000 OR MORE

(Amounts in thousands)

	December 31, 2006
	Within One Month	After One Through Three Months	After Three Through Six Months	After Six Through Twelve Months	One Through Three Years	Greater Than Three Years	Total
Certificates of deposit of $100,000 or more	$87,506	$129,409	$303,076	$390,805	$130,986	$87,572	$1,129,354
Other time deposits of $100,000 or more	49,595	6,940	—	8,410	7,500	5,100	77,545

Total	$137,101	$136,349	$303,076	$399,215	$138,486	$92,672	$1,206,899

Approximately 22.7% of Alabama National’s time deposits over $100,000 had scheduled maturities within three months. Large certificate of deposit customers tend to be sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Alabama National had $154.4 million in large certificates of deposit obtained through brokers outstanding at December 31, 2006, compared to $126.6 million at December 31, 2005. Alabama National’s use of brokered time deposits fluctuates depending upon funding needs and the pricing and maturity structure of available brokered deposits versus other funding sources, including in-market time deposits.

Borrowed Funds

Borrowed funds include four broad categories; (1) Federal funds purchased and securities sold under agreements to repurchase, (2) Federal Home Loan Bank (“FHLB”) borrowings, (3) borrowings from a third party bank, and (4) junior subordinated debentures. Because of a relatively high loan-to-deposit ratio, the existence and stability of these funding sources are critical to Alabama National’s maintenance of short-term and long-term liquidity.

Federal funds purchased and securities sold under agreements to repurchase represent both an input of excess funds from correspondent bank customers of Alabama National as well as a cash management tool offered to corporate customers. At December 31, 2006, these funds totaled $627.3 million, compared with $545.3 million at December 31, 2005. This balance will vary greatly depending on the liquidity of the downstream correspondent banks of Alabama National and the excess cash of its corporate customers.

To supplement the cash needs of Alabama National, the Company has entered into two separate borrowing arrangements with a third party bank. One of these borrowing arrangements is a $20.0 million line of credit which matures in May 2007. Alabama National’s average borrowings under this line of credit was $4.8 million during 2006, compared with $278 thousand during 2005. As of December 31, 2006, the principal balance outstanding was $15.8 million, leaving a remaining availability under the credit facility of $4.2 million. The credit facility bears interest at a rate that varies with three month LIBOR. Alabama National has historically renewed the credit facility prior to its maturity date. Alabama National is in the process of negotiating an amendment to this credit facility that would increase the amount that may be borrowed to $30 million and that would extend the maturity date to May 2008.

During April 2006, Alabama National entered into a new borrowing arrangement with the same third party bank. Alabama National borrowed $16.0 million under a revolving credit facility. The revolving credit facility bears interest at a rate that varies with three month LIBOR. The principal is due March 2009 with interest only payments to be made until the principal is due in 2009. Both credit facilities are cross collateralized with the common stock of a subsidiary bank of Alabama National.

All of the Banks are members of the FHLB of Atlanta. At December 31, 2006, the Banks had available FHLB credit lines of $2.0 billion (subject to collateral requirements), under which $485.0 million was outstanding, including advances classified as short-term of $146.0 million and advances classified as long-term of $339.0 million. This compares to borrowings of $350.3 million at December 31, 2005, of which $34.7 million was short-term and $315.6 million was long-term.

Alabama National, through three separate trust subsidiaries, has issued Floating Rate Capital Securities, commonly known as trust preferred securities. The proceeds from the trust preferred securities were invested in junior subordinated debentures of Alabama National. The obligations of these debentures constitute a full and unconditional guarantee by Alabama National of the trust preferred securities. Since 2001, Alabama National has issued junior subordinated debentures in the aggregate principal amount of $46.5 million in connection with these issuances of trust preferred securities. The debentures pay distributions at a rate that varies with LIBOR. They are classified as long-term debt for financial statement purposes but are included as a component of risk based capital for regulatory purposes. In addition to these junior subordinated debentures, Alabama National assumed $9.3 and $7.2 million in junior subordinated debentures in connection with its acquisition of The PB Financial Services Company in 2006 and Indian River Banking Company in 2004, respectively.

During 2006, Alabama National exercised its option to prepay one of its series of trust preferred securities. The total principal amount prepaid during December 2006 was $15.5 million. Alabama National elected to prepay based on the current capital position of the Company and the interest rate on the trust preferred securities repaid. If needed, Alabama National could issue additional trust preferred securities at a more attractive rate based on current market rates.

The following table sets forth, for the periods indicated, the principal components of borrowed funds.

BORROWED FUNDS

(Amounts in thousands, except percentages)

	December 31,
	2006	2005	2004
Federal funds purchased and securities sold under agreements to repurchase:
Balance at end of period	$627,297	$545,337	$379,114
Average balance outstanding	649,007	515,225	402,991
Maximum outstanding at any month’s end	808,139	596,162	459,953
Weighted average interest rate at period-end	4.76%	3.82%	2.06%
Weighted average interest rate during the period	4.60	3.01	1.33

Long-term note payable to third party bank (1):
Balance at end of period	$16,000	$—	$—
Average balance outstanding	11,879	—	—
Maximum outstanding at any month’s end	16,000	—	—
Weighted average interest rate at period-end	6.15%	—%	—%
Weighted average interest rate during the period	6.11	—	—

Short-term note payable to third party bank:
Balance at end of period	$15,800	$—	$500
Average balance outstanding	4,822	278	3,603
Maximum outstanding at any month’s end	15,800	1,500	10,800
Weighted average interest rate at period-end	6.00%	—%	2.18%
Weighted average interest rate during the period	5.99	3.68	2.00

Short-term advances from the Federal Home Loan Bank:
Balance at end of period	$146,030	$34,700	$30,000
Average balance outstanding	102,938	67,543	48,269
Maximum outstanding at any month’s end	221,835	149,400	97,950
Weighted average interest rate at period-end	5.33%	4.35%	3.68%
Weighted average interest rate during the period	5.29	3.85	1.96

Long-term advances from the Federal Home Loan Bank:
Balance at end of period	$338,978	$315,636	$340,078
Average balance outstanding	319,663	284,170	334,127
Maximum outstanding at any month’s end	375,966	315,757	350,257
Weighted average interest rate at period-end	4.53%	3.58%	3.33%
Weighted average interest rate during the period	4.40	4.11	3.18

Junior subordinated debentures payable to unconsolidated trusts:
Balance at end of period	$47,421	$53,610	$53,610
Average balance outstanding	55,355	53,610	52,329
Maximum outstanding at any month’s end	53,610	53,610	53,610
Weighted average interest rate at period-end	8.48%	7.79%	5.81
Weighted average interest rate during the period	9.29	6.78	4.94

(1)	Note payable arrangement was entered into in April 2006.

Capital Resources and Liquidity Management

Capital Resources

Alabama National’s stockholders’ equity increased by $281.7 million from December 31, 2005, to $853.6 million at December 31, 2006. This increase was attributable to the following (in thousands):

Net income	$79,816
Dividends	(28,126)
Issuance of stock for option exercises and other stock based compensation	(518)
Change in unrealized gain or loss on securities available for sale, net of deferred taxes	2,194
Issuance of stock in purchase business combinations	225,204
Additional paid in capital related to stock based compensation	1,427
Excess tax deduction on stock options and issuance of shares from deferred compensation plans	2,481
Adjustment to initially apply FASB Statement No.158, net of tax	(734)

Net increase	$281,744

Under the capital guidelines of their respective regulators, Alabama National and the Banks are currently required to maintain a minimum risk-based total capital ratio of 8%, with at least 4% being Tier I capital. Tier I capital consists of common stockholders’ equity, qualifying perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill. In addition, under the guidelines, Alabama National and the Banks must maintain a minimum Tier I leverage ratio of Tier I capital to total assets of at least 3%, but this minimum ratio is typically increased by 100 to 200 basis points for other than the highest rated institutions.

Alabama National exceeded its fully phased-in regulatory capital ratios at December 31, 2006, 2005 and 2004, as set forth in the following table.

ANALYSIS OF CAPITAL

(Amounts in thousands, except percentages)

	December 31,
	2006	2005	2004
Tier 1 Capital	$576,127	$475,535	$427,298
Tier 2 Capital	68,246	52,817	46,483

Total qualifying capital (1)	$644,373	$528,352	$473,781

Risk-adjusted total assets (including off-balance sheet exposures)	$5,865,967	$4,367,900	$3,718,456
Tier 1 risk-based capital ratio (4.00% required minimum)	9.82%	10.89%	11.49%
Total risk-based capital ratio (8.00% required minimum)	10.98	12.10	12.74
Tier 1 leverage ratio (4.00% required minimum)	7.95	8.29	8.44

(1)	Does not include $0.1 million of the Company’s allowance for loan losses at December 31, 2004 in excess of 1.25% of risk-adjusted total assets.

Each of the Banks is required to maintain minimum risk-based and leverage ratios similar to those required for Alabama National. Each of the Banks exceeded these regulatory minimum capital ratios at December 31, 2006, as set forth in the following table:

BANK CAPITAL RATIOS

	Tier 1 Risk Based	Total Risk Based	Tier 1 Leverage
Alabama National BanCorporation	9.82%	10.98%	7.95%

First American Bank	10.07	11.21	7.84
Indian River National Bank	10.60	11.72	7.36
First Gulf Bank, N.A.	9.10	10.30	7.58
The Peachtree Bank	8.17	9.32	7.46
Florida Choice Bank	9.28	10.48	9.21
Community Bank of Naples, N.A.	10.53	11.78	8.59
Public Bank	10.52	11.66	8.52
Georgia State Bank	10.47	11.62	7.79
CypressCoquina Bank	10.74	11.80	9.58
Millennium Bank	9.36	10.58	7.51
Bank of Dadeville	13.79	15.04	7.31
Alabama Exchange Bank	16.41	17.67	8.02
Required minimums	4.00	8.00	4.00

In addition to meeting the minimum regulatory ratios, the regulatory ratios of Alabama National’s subsidiary Banks (except for The Peachtree Bank, which was adequately capitalized) exceeded the ratios required for well-capitalized banks as defined by federal banking regulators. (Subsequent to year-end, Alabama National injected sufficient additional capital into The Peachtree Bank to bring it to well-capitalized levels.) To be categorized as well-capitalized, Alabama National’s subsidiary Banks must maintain Total Qualifying Capital, Tier I Capital and leverage ratios of at least 10%, 6% and 5%, respectively.

Liquidity Management

Liquidity management involves monitoring Alabama National’s sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of an entity to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities.

Without proper liquidity management, Alabama National will not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.

Increased liquidity in typical interest rate environments often involves decreasing profits by investing in earning assets with shorter maturities. Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of certain securities within the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to the same degree of control.

Assets included in Alabama National’s Consolidated Statements of Condition contribute to liquidity management. Federal funds sold and securities purchased under agreements to resell, Alabama National’s primary source of immediate liquidity, averaged $68.8 million during 2006 and were $89.9 million at December 31, 2006, and averaged $83.6 million during 2005 and were $70.5 million at December 31, 2005. If required in short-term liquidity management, these assets could be converted to cash immediately. Cash received from the repayment of investment securities and loans provides a repetitive source of cash that contributes to liquidity management. Unpledged securities, with a carrying value of approximately $500.1 million at December 31, 2006, provide Alabama National an opportunity to generate cash by, 1) providing additional collateral by selling securities under agreements to repurchase, 2) providing collateral to obtain public funds or 3) providing collateral to borrow directly from the Federal Reserve Bank or the Federal Home Loan Bank. See “Earning Assets—Loans and Leases” and “Earning Assets—Securities” above.

Liquidity can also be managed using liabilities included in Alabama National’s Consolidated Statements of Condition, such as federal funds purchased and securities sold under agreements to repurchase and short-term borrowings. Combined federal funds purchased and securities sold under agreements to repurchase and short-term borrowings averaged $756.8 million during 2006 and were $789.1 million at December 31, 2006, and averaged $583.2 million during 2005 and were $580.0 million at December 31, 2005. Overnight borrowing lines with upstream correspondent banks, totaling $465.7 million at December 31, 2006, of which $376.7 million was unused, provide additional sources of liquidity to Alabama National on an unsecured basis. The Federal Home Loan Bank provides secured credit lines to all of Alabama National’s Banks. FHLB credit lines totaled approximately $2.0 billion as of year-end 2006. The amount that Alabama National can borrow from the Federal Home Loan Bank is limited to the actual collateral pledged. At December 31, 2006, advances under these lines totaled $485.0 million, including $146.0 million classified as short-term and $339.0 million classified as long-term. Long-term liquidity needs are met through Alabama National’s deposit base (approximately 78.3% of Alabama National’s deposits at December 31, 2006, are considered core deposits), and the repayment of loans and other investments as they mature. Alabama National is able to manage its long-term liquidity needs by adjusting the rates it pays on longer-term deposits, long-term borrowings and the amount and mix of longer-term investments in its portfolio.

One of the Banks, First American Bank, pledged approximately $123.0 million in loans to the Federal Reserve Bank of Atlanta as collateral for a discount window credit facility, which management views as a backup liquidity facility. At December 31, 2006, First American Bank had access to approximately $92.2 million under this facility, with no outstanding borrowings.

Alabama National, as a stand-alone corporation, has more limited access to liquidity sources than its Banks and depends on dividends from its subsidiaries as its primary source of liquidity. Alabama National’s liquidity is diminished by required payments on its outstanding short-term debt, long-term debt, and junior subordinated debentures. The ability of its subsidiaries to pay dividends is subject to general regulatory restrictions, which may, but are not expected to, have a material negative impact on the liquidity available to Alabama National. (See Note 19 to Alabama National’s Consolidated Financial Statements). If circumstances warrant, Alabama National’s short-term liquidity needs can also be met by additional borrowings of approximately $4.2 million representing the unused portion of Alabama National’s credit facility with an unrelated bank. See “Deposits and Other Interest-Bearing Liabilities—Borrowed Funds” above.

Contractual Obligations

Alabama National has contractual obligations to make future payments on debt and lease agreements. Long-term debt and junior subordinated debentures are reflected on the Consolidated Statements of Financial Condition, whereas, operating lease obligations for office space and equipment are not recorded on the Consolidated Statements of Financial Condition. Alabama National has no unconditional purchase obligations or other long-term obligations other than as included in the following table. These types of obligations are more fully discussed in Notes 9 and 10 of the Consolidated Financial Statements. Total contractual obligations of Alabama National as of December 31, 2006, are as follows.

CONTRACTUAL OBLIGATIONS

(Amounts in thousands)

	As of December 31, 2006
	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years	Total
Long-term Note Payable	$999	$17,502	$—	$—	$18,501
Long-term FHLB debt	15,576	130,311	85,738	184,889	416,514
Junior subordinated debentures payable to unconsolidated trusts	4,071	8,157	8,146	139,134	159,508
Certificates of deposit of $100,000 or more	1,008,878	152,198	97,848	239	1,259,163
Certificates of deposit less than $100,000	1,030,681	163,955	61,235	782	1,256,653
Operating lease obligations	3,649	6,539	5,198	24,060	39,446

Total contractual obligations	$2,063,854	$478,662	$258,165	$349,104	$3,149,785

Credit Extension Commitments

Many of Alabama National’s lending relationships, including those with commercial and consumer customers, contain both funded and unfunded elements. The unfunded component of these commitments is not recorded on Alabama National’s Consolidated Statements of Financial Condition. These commitments are more fully discussed in Note 11 of the Consolidated Financial Statements. The table below summarizes the total unfunded credit extension, or off-balance sheet, commitment amounts by expiration date.

CREDIT EXTENSION COMMITMENTS

(Amounts in thousands)

	As of December 31, 2006
	Expire in 1 year or less	Expire after 1 year through 3 years	Expire after 3 years through 5 years	Expire after 5 years	Total
Unfunded lines	$937,441	$373,540	$76,104	$353,270	$1,740,355
Letters of credit	60,554	17,675	198	200	78,627

Total credit extension commitments	$997,995	$391,215	$76,302	$353,470	$1,818,982

Off-Balance Sheet Arrangements

Alabama National’s off-balance sheet arrangements are primarily certain investments in low-income housing projects throughout its geographic area. Alabama National enters into such arrangements as a means of supporting local communities and recognizes tax credits relating to its investments. At December 31, 2006, Alabama National’s investments in such projects totaled $0.4 million. Alabama National acts as a limited partner in these investments and does not exert control over the operating or financial policies of the partnerships. Construction and permanent financing for these entities was obtained from independent third parties.

Alabama National has no remaining commitment to fund low income housing investments at December 31, 2006. Alabama National’s risk exposure relating to these entities is generally limited to the amount invested.

In the normal course of business, the Company is also a party to financial instruments to meet the financing needs of clients and to mitigate exposure to interest rate risk. Such financial instruments include commitments to extend credit and certain contractual agreements, including standby letters of credit and financial guarantee arrangements. See additional discussion of lending related commitments at “Credit Extension Commitments” above.

Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) released FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“FAS 158”). FAS 158 requires companies to recognize a net liability or asset to report the funded status of their defined benefit pension and other post retirement benefit plans on their balance sheets starting with balance sheets as of December 31, 2006. Alabama National adopted the statement effective December 31, 2006. See Note 12 of the Consolidated Financial Statements for more information regarding the Alabama National’s adoption of FAS 158.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. Among other requirements, SFAS No. 157 defines fair value and establishes a framework for measuring fair value and also expands disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 is effective beginning the first fiscal year that begins after November 15, 2007. The adoption of this standard is not expected to have a material impact on the consolidated financial statements of the Alabama National.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”) which provides guidance on quantifying financial statement misstatements. SAB 108 requires financial statement misstatements to be quantified in relation to both its impact on the current year income statement (the “rollover” approach) and the current year balance sheet (the “iron curtain” approach). If a misstatement is material under either approach (the “dual approach”) the financial statements must be adjusted for the misstatement.

In September 2006, the Emerging Issues Task Force issued EITF Issue No. 06-04, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (EITF 06-04). EITF 06-04 establishes that for certain split-dollar life insurance arrangements, an employer should recognize a liability for future benefits in accordance with currently existing accounting pronouncements based on the substantive agreement with the employee. EITF 06-04 will be effective for fiscal years beginning after December 15, 2007. Alabama National is currently evaluating the impact of the adoption of EITF 06-04 and has not yet determined the impact EITF 06-04 will have on the Alabama National’s consolidated financial statements upon adoption.

In September 2006, the Emerging Issues Task Force issued EITF Issue No. 06-05, Accounting for Purchases of Life Insurance-Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No 85-4 (“EITF 06-05”). EITF 06-05 clarifies the accounting for bank-owned life insurance (“BOLI”) and stipulates that policyholders should consider any additional amounts included in the contractual terms of the insurance policies other than cash surrender value in determining the amount that could be realized under the insurance contract in accordance with FASB Technical Bulletin No. 85-4. EITF 06-05 also establishes that policyholders should determine the amount that could be realized under the life insurance contracts assuming the surrender of an individual-life by individual-life policy. EITF 06-05 is effective for fiscal years beginning after December 31, 2006. Alabama National has evaluated the impact of the adoption of EITF 06-05 and determined that the adoption of EITF 06-05 will not have a material impact on the Alabama National’s consolidated financial statements.

In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. Alabama National will adopt this Interpretation in the first quarter of 2007. The cumulative effects, if any, of applying this Interpretation will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. Alabama National has commenced the process of evaluating the expected effect of FIN 48 on its Consolidated Financial Statements and has preliminarily determined that adoption will not have a material impact on the Alabama National’s consolidated financial statements.

In March 2006, the FASB issued FASB Statement No.156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140 (“FAS 156”). FAS 156 clarifies when to separately account for servicing rights, requires separately recognized servicing rights to be initially measured at fair value, and provides the option to subsequently account for those servicing rights (by class) at either fair value or under the amortization method previously required under FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. For Alabama National this Statement is effective for calendar year 2007. The adoption of this standard will not have a material impact on the consolidated financial statements of Alabama National.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Instruments (SFAS 155). This Statement amends SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS 140, Accounting for Transfers and Servicing of financial Assets and Extinguishments of Liabilities, and resolves issues addressed in SFAS 133 Implementation Issue D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.

SFAS 155 permits, but does not require, fair value accounting for any hybrid financial instrument that contains and embedded derivative that would otherwise require bifurcation in accordance with SFAS 133, and amends SFAS 140 to eliminate the problem on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. In addition, SFAS 155 establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain and embedded derivative requiring bifurcation. This statement also clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS 133 and makes clear that concentrations of credit risk in the form of subordination are not embedded derivatives.

SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. The fair value election provided for in this guidance may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under SFAS 133 prior to adoption of this guidance. The changes required by SFAS 155 are not expected to have a material impact on the consolidated financial statements of Alabama National.

In January 2007, the FASB issued SFAS 133 Implementation Issue B40, Application of Paragraph 13(b) to Securitized Interests in Prepayable Financial Assets, which provides a narrow scope exception from the SFAS 155 requirement to evaluate interests in securitized financial assets for embedded derivatives that would require bifurcation. The bifurcation tests outlined in paragraph 13(b) of SFAS 133 will not be required for securitized interests containing only an embedded derivative that is tied to the prepayment risk of the underlying prepayable financial assets and that meet certain criteria. B40 is required to be applied upon adoption of SFAS 155.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits companies to elect to measure certain eligible items at fair value. Subsequent unrealized gains and losses on those items will be reported in earnings. Upfront costs and fees related to those items will be reported in earnings as incurred and not deferred.

SFAS 159 is effective for fiscal years beginning after November 15, 2007. If a company elects to apply the provisions of the Statement to eligible items existing at that date, the effect of the remeasurement to fair value will be reported as a cumulative effect adjustment to the opening balance of retained earnings. Retrospective application will not be permitted. Alabama National is currently assessing whether it will elect to use the fair value option for any of its eligible items.

On December 16, 2004, the FASB issued SFAS 123(R), Share-Based Payment, which is a revision of SFAS 123, Accounting for Stock-Based Compensation. SFAS 123(R) supersedes APB Opinion 25, Accounting for Stock Issued to Employees, and amends SFAS 95, Statement of Cash Flows. Generally the approach in SFAS 123(R) is similar to the approach described in SFAS 123. However, SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on fair values. Alabama National adopted SFAS 123(R) on January 1, 2006. Alabama National previously used a fair value-based method of accounting for compensation costs and had fully adopted and implemented the expense recognition provisions of SFAS 123. Accordingly, the changes required by SFAS 123(R) did not have a material impact on the Alabama National’s financial condition or results of operations. See Note 13 of the Consolidated Financial Statements for more information regarding the Alabama National’s adoption of SFAS 123(R) and the required disclosures.

Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as Alabama National and its subsidiaries are primarily monetary in nature. Therefore, interest rates have a more significant effect on Alabama National’s performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Management seeks to manage the relationships between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation. See “Interest Sensitivity and Market Risk” above.

Industry Developments

Certain recently enacted and proposed legislation could have an effect on both the costs of doing business and the competitive factors facing the financial institutions industry. Alabama National is unable at this time to assess the impact of this legislation on its financial condition or results of operations. See “Supervision and Regulation” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.